DEED OF LOAN
                                  ------------

This deed is made the 30th day of January 1998

BETWEEN           Commercial Nominees of Australia Ltd of:
                  Level 1 140-152 Sussex Street
                  SYDNEY, NSW, AUSTRALIA
                  ("the Lender")

AND               Optical Concepts of America Inc. of:
                  5605 Northwest 29th Street
                  MARGATE, FLORIDA, USA
                  ("the Borrower")

AND               Jan H. Kaplan of:
                  5605 Northwest 29th Street
                  MARGATE, FLORIDA, USA
                  ("the Guarantor")

WHEREAS           (a)      The Borrower sought a loan facility to be made
                           available to it.
                  (b)      The lender in its capacity as representative of
                           National Mutual Trustees Limited as Custodian of the
                           Freedom of Choice Masterfund has advanced to the Borrower the Principle Sum on the terms and conditions contained in this Deed.

                  (c) The Guarantor has agreed to guarantee the repayment of any amounts due by the Borrower to the Lender under this Deed.

NOW THIS WITNESSETH AND IT IS HEREBY AGREED AS FOLLOWS.

 1.  INTERPRETATlON

"Principal Sum" means two hundred and fifty thousand US Dollars (US$250,000). "Interest Rate" means eight per cent (8%) per annum.
"Date of Advance" means the 30th January, 1998.

2.   INTEREST

The borrower shall pay to the Lender interest calculated at the Interest Rate on the Principle Sum computed from the Date of Advance to the date of repayment pursuant to clause 3 below.

 3.  REPAYMENT

Interest calculated in accordance until clause 2 above..

The Principle Sum together with any outstanding interest calculated in accordance with clause 2 above will become payable no later than July 30, 1998.

4.   DEFAULT

In the event of non repayment of monies called in by the Lender, interest at the Interest Rate plus a penalty rate of five per cent (5%) per annum, will accrue on the total amount payable and will be charged monthly for interest calculation purposes for so long as the amounts owing to the Lender remain unpaid.


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5.   GUARANTEE

The Guarantor unconditionally and irrevocably guarantees payment to the Lender of any amounts due by the Borrower to the Lender under this deed.

The Guarantor waives any right he has of first requiring the Lender to procede against or enforce any claim against the Borrower before claiming from the Guarantor under this Guarantee and Indemnity.

6.   NOTICES

Any notice required or permitted to be given hereunder shall be in writing and to the parties as follows.


The Lender
----------
Mr. Anthony Hall
Level 1 140-152 Sussex Street
SYDNEY, NSW, AUSTRALIA

The Borrower and Guarantor
--------------------------
Mr. Jan Kaplan
5605 Northwest 29th Street
MARGATE, FLORIDA, USA

Notices shall be deemed to have been given and received upon receipt if personally delivered or 2 days after posting if sent by mail.

7.   LAW AND JURISDICTION

This Deed shall be governed by and constructed in accordance with the laws of the State of NSW, Australia.

THE COMMON SEAL OF COMMERCIAL                        )
NOMINEES OF AUSTRALIA LIMITED                       )  ---------------------
Was hereunto affixed in accordance with its          )
Articles of Association                              )  ---------------------


SIGNED FOR AND ON BEHALF OF THE LENDER                  ---------------------

         In the presence of                             ---------------------

SIGNED FOR AND ON BEHALF OF THE GUARANTOR               ---------------------

         In the presence of                             ---------------------